UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: July 29, 2008

(Date of earliest event reported)

MF Global Ltd.

(Exact name of registrant as specified in its charter)

Bermuda

(State or other jurisdiction of incorporation)

001-33590	98-0551260
(Commission File Number)	(IRS Employer Identification No.)

Clarendon House 2 Church Street Hamilton HM 11, Bermuda	N/A
(Address of Principal Executive Offices)	(Zip Code)

(441) 295-5950

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 29, 2008, the Board of Directors of MF Global Ltd., a Bermuda exempted company (the “Company”), appointed Mr. David I. Schamis as a member of the Board, effective July 29, 2008. The Board determined that Mr. Schamis is “independent” under the listing standards of the New York Stock Exchange and appointed him to serve on the Audit Committee. The new director is described in the Company’s press release referenced in Exhibit 99.1, which is attached to and incorporated by reference into this report.

Mr. Schamis, a managing director at J.C. Flowers & Co. LLC, was appointed pursuant to the terms of the Investment Agreement between the Company and J.C. Flowers II L.P. Pursuant to the Investment Agreement, J.C. Flowers recently purchased $150 million of the Company’s cumulative convertible preference shares, series A and is entitled to designate one individual to serve as a member of the Company’s Board of Directors until such time as its holdings of the series A shares (on an as-converted basis, together with, any Common Shares issued on conversion) cease to represent at least 5% of the Company’s outstanding Common Shares as of the closing date, subject to the terms and conditions set forth in the Investment Agreement. The Investment Agreement and related transactions were previously described in two Current Reports on Form 8-K filed on May 20, 2008 and July 18, 2008, and the descriptions in those prior reports are incorporated by reference into this report.

Under the Company’s director compensation plan, Mr. Schamis will receive an annual director fee of $250,000, which he has elected to receive in cash.

Item 9.01	Exhibits

(a) None

(b) None

(c) None

(d) Exhibits:

Exhibit No.	Exhibit Description

Exhibit No.	Description
Exhibit 99.1	Press Release issued by the Company dated July 29, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MF GLOBAL LTD.

Date: July 29, 2008	By:	/s/ Howard Schneider
Howard Schneider
General Counsel

3